Exhibit 10.3

Set-Off Agreement

This Set-Off Agreement (this “Agreement”) is entered into as of December 31, 2024 by and among World Health Energy Holdings, Inc., a Delaware corporation (“WHEN”), UCG, Inc., a Florida corporation (“UCG”), RNA Ltd. a company formed under the laws of the State of Israel (“RNA”) Gaya Rozensweig (“GR”), Giora Rozensweig (“Giora”) and George Baumoehl (“GB”).

RECITALS

WHEREAS, GR and GB own 100% of the equity interests in UCG and, in additional serve as the directors of WHEN;

WHEREAS, Giora is a shareholder in and a director and executive officer of WHEN;

WHEREAS, GR, Giora and GB collectively owe to RNA an aggregate of $105,858 as of December 31, 2024 (the “GR Debt”);

WHEREAS, WHEN owes to UCG an aggregate amount of $2,751,993 as of December 31, 2024 (the “WHEN Debt”)

NOW, THEREFORE, for good and sufficient consideration, the parties hereto hereby agree as follows:

1. Effective as of the date of this Agreement, the parties hereto agree that the GR Debt and the WHEN Debt are hereby set off. As a result thereof, the WHEN Debt is hereby satisfied and extinguished to the extent of an amount equal to the GR Debt, resulting in a net amount payable by WHEN owing to UCG of $2,646,135 (the “Net WHEN Payable”).

2. The Net WHEN Payable shall bear interest in accordance with the terms thereof.

3. No amendment to or waiver of any provision of this Agreement nor consent to any departure by any party from any provision in this Agreement shall in any event be effective unless the same shall have been agreed to in writing by the all of the parties hereto.

4. This Agreement shall be construed and enforced in accordance with the rights of the parties and the rights of the parties shall be governed by, the State of Delaware, excluding choice of law principals of the law that would require the application of the laws of a jurisdiction other than the laws of the State of Delaware.

5. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures (or other electronically delivered signature pages) to this Agreement or any other document required to be delivered at Closing pursuant to this Agreement shall be binding on the parties.

6. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or, invalidity, without invalidating the reminder of such provision or the remaining provisions of this Agreement.

7. This Agreement shall inure to the benefit and shall be binding upon all the parties, their legal representatives, successors, heirs and assigns.

8. This Agreement sets forth the entire agreement of the parties and shall not be amended, modified, or otherwise changed except in a writing signed by both parties and incorporating this Agreement by reference.

IN WITNESS WHEREOF, the undersigned have caused this Set-Off Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

WORLD HEALTH ENERGY HOLDINGS, INC.		UCG. INC.

By:	/s/ Giora Rozensweig	By:	/s/ Gaya Rozensweig
Title:		Title:
Name:		Name:

RNA LTD

By	/s/ Giora Rozensweig
Title:
Name:

/s/ Gaya Rozensweig	/s/ George Baumoehl
Gaya Rozensweig	George Baumoehl

/s/ Giora Rozensweig
Giora Rozensweig